Exhibit 99.1

Trovagene to Present at the 3rd Annual Precision Medicine Congress

SAN DIEGO, CA — September 9, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced that its Chief Scientific Officer, Mark Erlander, PhD, will present at the 3rd Annual Precision Medicine Congress taking place September 12-13, 2016 at London Heathrow Marriott Hotel, London, UK.

Dr. Erlander is scheduled to present on Monday, September 12, 2016 at 11:50 am BST.  The presentation, titled Clinical Utility for Detection and Monitoring Circulating Tumor DNA (ctDNA) From Urine and Plasma, will focus on the value of noninvasive liquid biopsy ctDNA testing as a viable alternative to tissue biopsy.

Presentation Highlights:

•                  Proven clinical utility of Trovagene’s Trovera noninvasive, highly sensitive and quantitative test vs tissue biopsy to identify driver mutations as well as resistance mutations in late-stage solid tumor cancers

•                  Data on promising emerging applications or urine and blood based liquid biopsy, including early response biomarkers for drug efficacy and patient response to therapy, monitoring for disease progression and early detection of cancer

About the 3rd Annual Precision Medicine Congress

The congress was designed for a variety of stakeholders from drug and DX developers, payers, healthcare providers, academics to technology solution providers and will bring together a community of experts working in all areas of precision and personalized medicine such as biomarkers, CDx, translational medicine, clinical trials, genomics, NGS, bioinformatics and health economics.  It will provide the opportunity for attendees to take home cutting edge strategies, case study examples and methods to allow them to both implement and take the vital next steps in delivering precision medicine.  This will be achieved through a vibrant exhibition room full of technology providers showcasing their technologies and other solutions, expert led case study presentations and interactive Q&A panel discussions.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com